ePlus Reports September 30, 2008 Quarter Results
Company Generates Total Revenues of $196.9 Million
and Net Income of $6.4 Million

HERNDON, VA – November 13, 2008 – ePlus inc. (Nasdaq Global Market: PLUS) today announced financial results for its second quarter of fiscal year 2009, which ended September 30, 2008.  Revenues totaled $196.9 million, a decrease of 12.5% from $225.0 million in the prior year quarter.  Net income totaled $6.4 million, an increase of 32.3% compared to $4.9 million in the prior year quarter.  Earnings per diluted share totaled $0.74, an increase of 25.4% over $0.59 per diluted share in the prior year quarter.

“ePlus was able to achieve significant earnings growth this quarter through gross margin improvement and our continued focus on reducing costs and increasing efficiencies,” said Phillip G. Norton, chairman, president and CEO.  “While we expect current economic conditions will continue to affect our customers’ purchasing decisions, the challenges in the credit markets also present us with an opportunity to grow our business with existing customers and expand our client base through lease financing.  We believe that our differentiated business model, which offers solutions and services throughout the entire IT lifecycle, makes us well positioned to gain market share.”

Sales of product and services decreased 5.4% to $179.5 million, from $189.7 million in the prior year quarter, primarily due to reduced or delayed customer purchases in the soft economy.  Gross margins improved to 14.0%, compared to 12.4% in the prior year quarter, reflecting changes in the mix of products and services and manufacturer incentives.  The improvement in gross margin during the quarter related to manufacturer incentives may not be sustainable as manufacturers may begin tightening these programs due to current market conditions.

Revenues generated from the leasing segment, which includes lease revenues, sales of equipment, fee and other income, and the sale of leased equipment, decreased 52.5% to $15.3 million, compared to $32.3 million the prior year quarter.  Sales of leased equipment totaled $2.2 million, or 14.2% of leasing segment revenues, compared to $18.2 million, or 56.4% of leasing segment revenues, in the prior year quarter.  Leased equipment sales fluctuate from quarter to quarter and are a component of ePlus’ risk mitigation process, which the Company conducts to diversify its portfolio by customer, equipment type, and residual value investments.  Lease revenues totaled $12.2 million, or 79.6% of leasing segment revenues, compared to $12.5 million, or 38.6% of leasing segment revenues, in the prior year quarter.

Selling, general and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $24.3 million, or 12.3% of revenue, compared to $24.6 million, or 10.9% of revenue in the prior year quarter.  Salaries and benefits expenses increased 8.5% to $18.7 million, primarily related to an increase in the number of employees due to the Company’s recently established telesales unit, as well as additions to professional services staff and support personnel.  Those increased expenses were partially offset by lower commissions and the previously disclosed recognition of $1.5 million stock-based compensation expense from the cancellation of options during the prior year quarter.  General and administrative expenses decreased 2.3% to $3.8 million due to cost containment and productivity enhancement initiatives.  Professional and other fees decreased 48.4% to $1.8 million from $3.5 million in the prior year quarter due to expenses incurred in fiscal 2008 related to the previously disclosed investigation of stock option grants.

Interest and financing costs decreased 35.5% to $1.5 million primarily due to lower interest rates and lower debt levels.  As of September 30, 2008, the Company’s non-recourse debt totaled $86.7 million, compared to $117.0 million as of September 30, 2007 and $93.8 million as of March 31, 2008.  Under ePlus’ non-recourse debt transactions, third parties provide funding for the leased asset, in exchange for an assignment of the lease payments and an interest in the asset.  This funding is non-recourse to ePlus.

As of September 30, 2008, the Company’s cash and cash equivalents balance was $75.2 million, compared to $58.4 million at March 31, 2008. The Company had no long-term recourse debt obligations as of September 30, 2008 or March 31, 2008.  Shareholders’ equity was $174.9 million as of September 30, 2008, compared to $163.7 million as of March 31, 2008.

Year-to-Date Results
Total revenues for the six months ended September 30, 2008 decreased 18.2% to $379.1 million from $463.7 million in the comparable six-month period last year. This decline was primarily due to lower sales of leased equipment, in addition to a 12.9% decline in sales of products and services to $345.3 million compared to $396.2 million in the prior year period.  Leasing segment revenue totaled $30.1 million, compared to $61.2 million in the prior year period, primarily due to higher sales of leased equipment in the prior year.

Net earnings totaled $10.1 million, or $1.18 per diluted share, compared to $9.9 million, or $1.18 per diluted share, for the comparable period in the prior year.

Selling, general and administrative expenses totaled $50.1 million, or 13.2% of revenues, compared to $52.4 million, or 11.3% of revenues last year.  Salaries and benefits increased $1.2 million, largely due to the Company’s planned staff additions, which are intended to support its long-term growth plans.

Percentage changes stated throughout this press release are calculated on actual numbers from the Company’s financial statements, not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Company’s Form 10-Q for the quarter ended September 30, 2008.  Copies are available via the Company’s Web site at:  http://www.eplus.com, via the EDGAR database at:  http://www.sec.gov, or by contacting the Company.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; a decrease in the capital spending budgets of our customers; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.
ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 30+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)	As of	As of
	September 30, 2008	March 31, 2008
	(in thousands)
ASSETS
Cash and cash equivalents	$75,176	$58,423
Accounts receivable - net	113,359	109,706
Notes receivable	2,252	726
Inventories – net	9,598	9,192
Investment in leases and leased equipment - net	141,149	157,382
Property and equipment - net	4,019	4,680
Other assets	18,591	13,514
Goodwill	26,245	26,125
TOTAL ASSETS	$390,389	$379,748

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable - equipment	$8,698	$6,744
Accounts payable - trade	21,711	22,016
Accounts payable - floor plan	59,586	55,634
Salaries and commissions payable	4,874	4,788
Accrued expenses and other liabilities	30,571	30,372
Income taxes payable	703	-
Non-recourse notes payable	86,678	93,814
Deferred tax liability	2,677	2,677
Total Liabilities	215,498	216,045

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,378,588 issued and 8,399,598 outstanding at September 30, 2008 and 11,210,731 issued and 8,231,741 outstanding at March 31, 2008	$113	$112
Additional paid-in capital	78,456	77,287
Treasury stock, at cost, 2,978,990 and 2,978,990 shares, respectively	(32,884)	(32,884)
Retained earnings	128,736	118,623
Accumulated other comprehensive income - foreign currency translation adjustment	470	564
Total Stockholders' Equity	174,891	163,702
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$390,389	$379,747

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
REVENUES

Sales of product and services	$179,491	$189,680	$345,250	$396,234
Sales of leased equipment	2,182	18,218	3,447	26,804
	181,673	207,898	348,697	423,038

Lease revenues	12,211	12,470	23,836	31,616
Fee and other income	2,974	4,633	6,611	9,013

TOTAL REVENUES	196,858	225,001	379,144	463,667

COSTS AND EXPENSES

Cost of sales, product and services	154,414	166,193	298,131	351,400
Cost of leased equipment	2,034	17,429	3,260	25,611
	156,448	183,622	301,391	377,011

Direct lease costs	3,833	5,870	7,627	11,893
Professional and other fees	1,808	3,504	4,353	7,171
Salaries and benefits	18,672	17,208	38,136	36,902
General and administrative expenses	3,801	3,892	7,589	8,375
Interest and financing costs	1,467	2,276	2,952	4,772

TOTAL COSTS AND EXPENSES	186,029	216,372	362,048	446,124

EARNINGS BEFORE PROVISION FOR INCOME TAXES	10,829	8,629	17,096	17,543

PROVISION FOR INCOME TAXES	4,409	3,775	6,983	7,679

NET EARNINGS	$6,420	$4,854	$10,113	$9,864

NET EARNINGS PER COMMON SHARE - BASIC	$0.77	$0.59	$1.22	$1.20
NET EARNINGS PER COMMON SHARE - DILUTED	$0.74	$0.59	$1.18	$1.18

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,299,496	8,231,741	8,276,650	8,231,741
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,622,562	8,331,044	8,597,896	8,363,348

 Contact: Kleyton Parkhurst, SVP
 ePlus inc.
 investors@eplus.com
 703-984-8150